   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1997

                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                LEAR CORPORATION
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                                            13-3386776
       (State or other jurisdiction of                               (IRS Employer
        incorporation or organization)                            Identification No.)

                              21557 TELEGRAPH ROAD
                        SOUTHFIELD, MICHIGAN 48086-5008
                                 (248) 746-1500
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                            JOSEPH F. MCCARTHY, ESQ.
                              21557 TELEGRAPH ROAD
                        SOUTHFIELD, MICHIGAN 48086-5008
                                 (248) 746-1500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                   Copies to:

                               JOHN L. MACCARTHY
                                WINSTON & STRAWN
                              35 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60601
                                 (312) 558-5600
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement as the Registrant shall determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================

      TITLE OF EACH CLASS                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
         OF SECURITIES                 AMOUNT TO BE          OFFERING PRICE         AGGREGATE            AMOUNT OF
        TO BE REGISTERED                REGISTERED            PER UNIT(3)       OFFERING PRICE(3)    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Debt Securities.................    $400,000,000(1)(2)            100%             $400,000,000          $118,000
=======================================================================================================================

(1) Or, if any Debt Securities are issued at any original discount, such greater amount as shall result in an aggregate initial offering price of $400,000,000.
(2) Or, if any Debt Securities are issued in a currency or composite currency other than U.S. dollars, such different amount as shall result in an aggregate initial offering price of $400,000,000.
(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1997

PROSPECTUS

                                  $400,000,000

                             LEAR CORPORATION LOGO

                             SENIOR DEBT SECURITIES
                      SENIOR SUBORDINATED DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                             ---------------------

     Lear Corporation ("Lear" or the "Company") may issue, offer and sell from time to time its debt securities (the "Debt Securities") which may be either senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities") with an aggregate initial offering price not to exceed $400,000,000 (or the equivalent in foreign denominated currency or units based on or relating to currencies). The Debt Securities may be offered as a single series or as two or more separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in an accompanying Prospectus Supplement. The terms of each series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, rate or rates and time or times of payment of any interest, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, any initial public offering price, the proceeds to the Company and any other specific terms in connection with the offering and sale of such series, will be set forth in a Prospectus Supplement or Prospectus Supplements. The Senior Debt Securities, when issued, will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company; the Senior Subordinated Debt Securities and Subordinated Debt Securities, when issued, will be unsecured and will be subordinated in right of payment to all Senior Indebtedness (as defined herein) of the Company. The terms of certain series of the Debt Securities may not restrict the incurrence of additional indebtedness.

     The Company has not yet determined whether any of the Debt Securities offered hereby will be listed on any exchange or over-the-counter market. If the Company decides to seek the listing of any such Debt Securities, the Prospectus Supplement relating thereto will disclose such exchange or market.

     The Debt Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in any sale of Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

            , 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). The reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at the New York Stock Exchange located at 20 Broad Street, New York, New York 10005. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov that contains periodic reports and other information regarding registrants, like the Company, that file electronically with the Commission.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") (which term encompasses any amendments thereto) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or to a document incorporated by reference herein, reference is hereby made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference and made a part hereof:

(a) the Company's Annual Report on Form 10-K for the year ended December 31,
    1996;

(b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997;

(c) the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1997;

(d) the Company's Quarterly Report on Form 10-Q for the quarter ended September 27, 1997;

(e) the Company's Current Report on Form 8-K dated April 3, 1997;

(f) the Company's Current Report on Form 8-K dated June 6, 1997; and

(g) the audited consolidated financial statements of Masland Corporation and the notes thereto included on pages 2 through 22 of Company's Current Report on Form 8-K dated June 27, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal office: Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008, Attention: Director of Investor Relations and Business Planning (telephone: (800) 413-5327).

                                  THE COMPANY

     The Company is one of the largest suppliers of automotive interior products and one of the ten largest independent automotive suppliers in the world. The Company has in-house capabilities in all five principal automotive interior segments: seat systems; floor and acoustic systems; door panels; instrument panels; and overhead systems. The Company has experienced substantial growth in market presence and profitability over the last five years as a result of both internal growth and acquisitions. As of December 1, 1997, Lear had over 50,000 employees in over 160 facilities located in 23 countries.

     Unless the context otherwise requires, references herein to the "Company" shall include Lear and its wholly-owned and majority-owned subsidiaries.

     The Company's principal executive offices are located at 21557 Telegraph Road, Southfield, Michigan 48034. Its telephone number at that location is (248) 746-1500.

   CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this document, the words "anticipate," "believe," "estimate," and "expect" and similar expressions are generally intended to identify forward-looking statements. Prospective investors are cautioned that any forward-looking statements, including statements regarding the intent, belief, or current expectations of the Company or its management, are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, (i) general economic conditions in the markets in which the Company operates, (ii) fluctuations in worldwide or regional automobile and light truck production, (iii) labor disputes involving the Company or its significant customers, (iv) changes in practices and/or policies of the Company's significant customers toward outsourcing automotive components and systems, (v) other risks detailed from time to time in the Company's Securities and Exchange Commission filings and (vi) those items identified under "Risk Factors" in any Prospectus Supplement. The Company does not intend to update these forward-looking statements.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company anticipates that any net proceeds would be used for general corporate purposes, which may include but are not limited to working capital, capital expenditures and acquisitions or the repayment or refinancing of the Company's indebtedness. The factors which the Company will consider in any refinancing will include the amount and characteristics of any Debt Securities issued and may include, among others, the impact of such refinancing on the Company's liquidity, debt-to-capital ratio and earnings per share. When a particular series of Debt Securities is offered, the Prospectus Supplement relating thereto will set forth the Company's intended use for the net proceeds received from the sale of such Debt Securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated.

                                 NINE MONTHS ENDED                                YEAR ENDED
                           -----------------------------   ---------------------------------------------------------
                           SEPTEMBER 27,   SEPTEMBER 28,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                               1997            1996            1996           1995           1994           1993
                           -------------   -------------   ------------   ------------   ------------   ------------
Ratio of earning to fixed
  charges(b).............      3.6x            2.9x            3.1x           2.9x           3.2x           1.5x

                               YEAR ENDED
                           -------------------
                           JUNE 30,   JUNE 30,
                           1993(A)    1992(A)
                           --------   --------
Ratio of earning to fixed
  charges(b).............    1.5x       (c)

-------------------------
(a) In 1994, the Company changed its fiscal year end from June 30 to December
    31.

(b) "Fixed charges" consists of interest on debt, amortization and deferred financing fees and that portion of rental expenses representative of interest (deemed to be one-third of rental expense). "Earnings" consists of income (loss) before income taxes, fixed charges, undistributed earnings and minority interest.

(c) Earnings were insufficient to cover fixed charges for the year ended June 30, 1992 by $6.5 million.

                     GENERAL DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement, and the extent, if any, to which such general provisions do not apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities.

     Debt Securities may be issued from time to time in series under one or more indentures, including any indentures supplemental thereto (collectively, the "Indenture"), between the Company and a trustee to be identified in the applicable Prospectus Supplement (the "Trustee"). The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. The Debt Securities will be subject to all such terms, and potential purchasers of the Debt Securities are referred to the Indenture and the TIA for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed forms of Indenture have been filed as exhibits to the Registration Statement of which this Prospectus is a part. As used in this section, unless the context otherwise requires, "Offered Debt Securities" shall mean the Debt Securities offered by this Prospectus and an accompanying Prospectus Supplement. For purposes of this section, "General Description of Debt Securities", only, references to the "Company" include only Lear Corporation and not its subsidiaries.

GENERAL

     The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to a series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms.

          (1) The title and ranking of such Debt Securities;

          (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (7) The place or places where the principal of and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

          (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

          (9) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (11) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

          (12) Whether the principal of or interest on the Debt Securities of the series is to be payable, at the election of the Company or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

          (13) Provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be specified;

          (14) Any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to Debt Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants described herein;

          (15) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

          (16) Whether Debt Securities of the series are to be issuable as registered securities, bearer securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of bearer securities and the terms upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent Global Security (as defined herein) may exchange such interests for Debt Securities of such series and of like tenor or any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if registered securities of the series are to be issuable as a Global Security, the identity of the depository for such series;

          (17) The date as of which any bearer securities of the series and any temporary Global Security representing outstanding Debt Securities of the series shall be dated if other than the date of original issuance of the first security of the series to be issued;

          (18) The person to whom any interest of any registered security of the series shall be payable, if other than the person in whose name that security (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest, the manner in which, or the person to whom, any interest on any bearer security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an interest payment date will be paid if other than in the manner provided in the Indenture;

          (19) Whether such Debt Securities will be issued in certificated or book-entry form;

          (20) The applicability, if any, of the legal defeasance and covenant defeasance provisions of the Indenture to the Debt Securities of the series;

          (21) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions; and

          (22) Any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture).

     If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

     The Company will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the Company to purchase Debt Securities at the option of the holders thereof. Any such obligation applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto.

STATUS OF DEBT SECURITIES

     The Senior Debt Securities will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

     Except as set forth in the applicable Prospectus Supplement, the obligations of the Company pursuant to Senior Subordinated Debt Securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture, to all Senior Indebtedness of the Company. With respect to any series of Senior Subordinated Debt Securities, except as provided in the applicable Prospectus Supplement, "Senior Indebtedness" of the Company will mean all Indebtedness (present or future) created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof), unless the instrument under which such Indebtedness is created, incurred, assumed or guaranteed provides that such Indebtedness is not senior or superior in right of payment to the Debt Securities. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include (i) any Indebtedness of the Company to any of its Subsidiaries, (ii) any trade payables of the Company or
(iii) any liability for federal, state, local or other taxes owed or owing by the Company.

     Except as set forth in the applicable Prospectus Supplement, the obligations of the Company pursuant to Subordinated Debt Securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture, to all "Senior Indebtedness" of the Company. With respect to any series of Subordinated Debt Securities, except as provided in the applicable Prospectus Supplement, "Senior Indebtedness" of the Company will mean all Senior Indebtedness (as defined above) and all indebtedness under any Senior Subordinated Debt Securities.

     Upon any payment or distribution of assets or securities of the Company due to any dissolution, winding up, total or partial liquidation or reorganization of the Company or in bankruptcy, insolvency, receivership or other proceeding, the payment of the principal of and interest on the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, will be subordinated in right of payment to any obligations in respect of Senior Indebtedness. Upon a default in payment with respect to Senior Indebtedness with a lending commitment or an aggregate principal amount outstanding in excess of $20 million or upon the acceleration of maturity of any Senior Indebtedness with a lending commitment or an aggregate principal amount outstanding in excess of $20 million or while any judicial proceeding is pending with respect to a default on Senior Indebtedness with a lending commitment or an aggregate principal amount outstanding in excess of $20 million (of which the Trustee has received written notice), no payment may be made upon or in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, until such default shall have been cured or waived. By reason of such subordination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable, having a claim pursuant to the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable, may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any event of default (an "Event of Default") in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities. The applicable Prospectus Supplement may modify or set forth additional rights that holders of Senior Indebtedness may have against holders of Senior Subordinated Debt Securities and Subordinated Debt Securities.

     If the Company offers Debt Securities, the applicable Prospectus Supplement will set forth the aggregate amount of outstanding indebtedness, if any, as of the most recent practicable date that by the terms of such Debt Securities would be senior to such Debt Securities. The applicable Prospectus Supplement will also set forth any limitation on the issuance by the Company of any additional Indebtedness, including Senior Indebtedness.

     The Debt Securities will be direct, unsecured obligations of the Company. Creditors of the Company's subsidiaries are entitled to a claim on the assets of such subsidiaries. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of the subsidiary are likely to be paid in full before any distribution is made to the Company and holders of Debt Securities, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, payment of principal, premium, if any, and any interest on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registerable, at the office of the Trustee or at any other office or agency maintained by the Company for such purpose subject to the limitations of the Indenture. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of U.S. $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Global Securities (the "Global Securities") that will be deposited with a Depositary or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Each Global Security will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

     Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be transferred to, or registered or exchanged for Debt Securities registered in the name of, any person or entity other than the Depositary for such Global Security or any nominee of such Depositary, and no such transfer may be registered, unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, (ii) the Company executes and delivers to the Trustee an order that such Global Security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or (iii) there shall exist such circumstances, if any, as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. If the Company requests any action of holders or if an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depositary will authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Notwithstanding any other provisions to the contrary in the Indenture, the rights of any holder of a Debt Security to receive payment of principal and premium, if any, of and interest on such Debt Security, on or after the respective due dates expressed or provided for in such Debt Security, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holders.

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal and premium, if any, and interest on Debt Securities registered in the name of a Depositary of its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or bearer, as the case may be, of the Global Security representing such Debt Securities. Neither the Company, the Trustee, any paying agent nor the security registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or receiving any records relating to such beneficial ownership interests.

     The Company expects that the Depositary or its nominee, as the case may be, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Debt Securities as shown on the records of such Depositary or its nominee, subject to the furnishing of such certificates as may be required in the case of a Global Security in which interests are exchangeable for bearer securities. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security in such interests are exchangeable for bearer securities, to the furnishing of certain required certificates.

     If the Depositary for a Global Security representing Debt Securities of a particular series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the Debt Securities of a particular series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Securities representing Debt Securities of such series.

COVENANTS

  Limitation on Liens

     Except as set forth in the applicable Prospectus Supplement, the Indenture will provide that, with respect to each series of Debt Securities, the Company will not, nor will it permit any of its Subsidiaries to, create, incur, or permit to exist, any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, without effectively providing that such series of Debt Securities shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except: (i) Liens existing as of the date of the Indenture (the "Closing Date"); (ii) Liens granted after the Closing Date on any assets or properties of the Company or any of its Subsidiaries securing Indebtedness of the Company created in favor of the holders of such series;
(iii) Liens securing Indebtedness of the Company which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries other than the property or assets securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced; (iv) Permitted Liens; and (v) Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (i) through (iv), provided that, based on a good faith determination of an officer of the Company, the property or asset encumbered under any such substitute or replacement Lien is substantially similar in nature to the property or asset encumbered by the otherwise permitted Lien which is being replaced.

     Notwithstanding the foregoing, the Company and any Subsidiary of the Company may, without securing any series of Debt Securities, create, incur or permit to exist Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto and at the time of determination, Exempted Debt does not exceed 10% of Consolidated Net Assets.

  Limitation on Sale and Lease-Back Transactions

     Except as set forth in the applicable Prospectus Supplement, the Indenture will provide that, with respect to each series of Debt Securities, the Company will not, nor will it permit any of its Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any property or asset, whether now owned or hereafter acquired, of the Company or any of its Subsidiaries (except such transactions (i) entered into prior to the Closing Date, (ii) for the sale and leasing back of any property or asset by a Subsidiary of the Company to the Company or any other Subsidiary of the Company,
(iii) involving leases for less than three years or (iv) in which the lease for the property or asset is entered into within 120 days after the later of the date of acquisition, completion of construction or commencement of full operations of such property or asset) unless (a) the Company or such Subsidiary would be entitled under the "Limitation on Liens" covenant above to create, incur or permit to exist a Lien on the assets to be leased in an amount at least equal to the Attributable Value in respect of such transaction without equally and ratably securing the Debt Securities of that series, or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase, acquisition, construction or refurbishment of assets or to the repayment of Indebtedness of the Company or any of its Subsidiaries which by its terms matures not earlier than one year after the date of such repayment.

CERTAIN DEFINITIONS

     Except as set forth in the applicable Prospectus Supplement, the following terms shall have the meanings set forth below.

     "Attributable Value" means in connection with a sale and lease-back transaction the lesser of (a) the fair market value of the assets subject to such transaction and (b) the present value (discounted at a rate per annum equal to the rate of interest implicit in the lease involved in such sale and lease-back transaction, as determined in good faith by the Company) of the obligations of the lessee for rental payments during the term of the related lease.

     "Consolidated Net Assets" means as of any particular time the aggregate amount of assets after deducting therefrom all current liabilities except for
(a) short term borrowings, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.

     "Exempted Debt" means the sum of the following as of the date of determination: (i) Indebtedness of the Company incurred after the applicable Closing Date and secured by Liens not otherwise permitted by the first sentence under Limitation on Liens above, and (ii) the Attributable Value of outstanding leases in respect of sale and lease-back transactions entered into after the Closing Date, other than sale and lease-back transactions permitted by the "Limitation on Sale and Lease-Back Transactions" covenant above. For purposes of determining whether or not a sale and lease-back transaction is "permitted" by the "Limitation on Sale and Lease-Back Transactions" covenant above, the last paragraph under "Limitation on Liens" above (creating an exception for Exempted
Debt) will be disregarded.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are applicable from time to time.

     "Indebtedness" of a person means all obligations which would be treated as liabilities upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP.

     "Lien" means any lien, security interest, charge or encumbrance of any kind.

     "Permitted Liens" means (i) Liens on accounts receivable, inventory, patents, trademarks, trade names and other intangible assets, securing Indebtedness of the Company or any Subsidiary of the Company; (ii) Liens on assets located outside the United States of America; (iii) Liens on any asset of the Company or any Subsidiary of the Company created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 12 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;
(iv)(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of property (including shares of stock), including capital lease transactions in connection with any such acquisition, and (b) Liens existing on property at the time of acquisition thereof or at the time of acquisition by the Company or a Subsidiary of the Company of any person then owning such property whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 12 months after such acquisition and shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon; (v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (vi) Liens upon specific items of goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;
(vii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (viii) Liens on life insurance policies granted to secure Indebtedness of the Company or any Subsidiary of the Company against the cash surrender value thereof; (ix) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Indebtedness of the Company under interest swap obligations and currency agreements and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its Subsidiaries from fluctuations in interest rates, currency exchange rates or the price of commodities; (x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business; (xi) statutory liens and rights of offset and setoff arising or granted in the ordinary course of business of the Company and its Subsidiaries; (xii) Liens arising in connection with industrial development bonds or other industrial development, pollution control or tax favored financing transactions; (xiii) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (xiv) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; and (xv) Liens in favor of the Company or any Subsidiary of the Company.

     "Subsidiary" of any person means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person or by such person and a subsidiary or subsidiaries of such person or by a subsidiary or subsidiaries of such person or (ii) any other person (other than a corporation) in which such person or such person and a subsidiary or subsidiaries of such person or a subsidiary or subsidiaries of such persons, at the time, directly or indirectly, owns at least a majority voting interest under ordinary circumstances.

CERTAIN OTHER COVENANTS

     Unless otherwise indicated in this Prospectus or a Prospectus Supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict the business or operations of the Company or any of its Subsidiaries, the pledging of the assets of the Company or any of its Subsidiaries or the incurrence of indebtedness by the Company or any of its Subsidiaries.

     With respect to any series of Senior Subordinated Debt Securities, the Company will agree not to issue indebtedness which is, expressly by its terms, subordinated in right of payment to any other indebtedness of the Company and which is not expressly made pari passu with, or subordinate and junior in right of payment to, the Senior Subordinated Debt Securities.

     The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities. Other than the covenants of the Company included in the Indenture as described above or as described in the applicable Prospectus Supplement, there are no covenants or other provisions in the Indenture providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Except as set forth in the applicable Prospectus Supplement, the Indenture will provide that the Company shall not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless (a) the person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia; (b) the person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, assumes all the obligations of the Company under the Debt Securities and the Indenture; and (c) immediately after such transaction, and giving effect thereto, no Default (as defined in the Indenture) or Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, the Company may merge with another person or acquire by purchase or otherwise all or any part of the property or assets of any other corporation or person in a transaction in which the surviving entity is the Company.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable Prospectus Supplement, the following will constitute Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of any Debt Security of that series when due and payable at maturity, upon acceleration, redemption or otherwise; (b) failure to pay any interest on any Debt Security of that series when due, and the Default continues for 30 days; (c) any other Event of Default, as defined in the Debt Securities of that series, occurs and is continuing; (d) the Company fails to comply with any of its other agreements in the Debt Securities of that series or in the Indenture with respect to that series and the Default continues for the period and after the notice provided therein (and described below); and (e) certain events of bankruptcy, insolvency or reorganization. A Default under clause (d) above is not an Event of Default with respect to a particular series of Debt Securities until the Trustee or the holders of at least 25% in principal amount of the then outstanding Debt Securities of that series notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

     If an Event of Default with respect to outstanding Debt Securities of any series (other than an Event or Default relating to certain events of bankruptcy, insolvency or reorganization, in which case the unpaid principal amount of, and any accrued and unpaid interest on, all Debt Securities of that series are due and payable immediately) shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series by notice, as provided in the Indenture, may declare the unpaid principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such lesser amount as may be specified in the terms of that series) of, and any accrued and unpaid interest on, all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Amendment, Supplement and Waiver" below.

     The Indenture will provide that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

     The Company will be required to furnish to the Trustee under the Indenture annually a statement as to the performance by the Company of its obligations under that Indenture and as to any default in such performance.

DISCHARGE OF INDENTURE AND DEFEASANCE

     Except as otherwise set forth in the applicable Prospectus Supplement, the Company may terminate its obligations under the Debt Securities of any series and the Indenture when (i) all outstanding Debt Securities of such series have been delivered (other than destroyed, lost or stolen Debt Securities of such series which have not been replaced or paid) to the Trustee for cancellation or
(ii) all outstanding Debt Securities of any series have become due and payable, and the Company irrevocably deposits with the Trustee funds or U.S. government obligations in an amount certified to be sufficient (without reinvestment thereof) to pay at maturity all outstanding Debt Securities of such series, including all interest thereon (other than destroyed, lost or stolen Debt Securities of such series which have not been replaced or paid), and in either case the Company has paid all other sums payable under the Indenture. In addition, the Company may terminate substantially all its obligations under the Debt Securities of any series and the Indenture (a) if the Company deposits or causes to be deposited with the Trustee in trust an amount of cash or U.S. government obligations maturing as to principal and interest in such amounts and at such times as are certified to be sufficient to pay principal of and interest on the then outstanding Debt Securities of such series to maturity or redemption, as the case may be, (b) such deposit will not result in a breach of, or constitute a Default under, the Indenture, (c) no Default or Event of Default shall have occurred and be continuing on the date of deposit and no bankruptcy Event of Default or event which with the giving of notice or the lapse of time would become a bankruptcy Event of Default shall have occurred and be continuing on the 91st day after such date, (d) if the Company delivers to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Services a ruling, or there has been a change in tax law, in either case to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of such option and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised and (e) certain other conditions are met.

     The Company shall be released from its obligations with respect to the covenants described under "Covenants" and "Certain Other Covenants" (including covenants described in a Prospectus Supplement) and any Event of Default occurring because of a default with respect to such covenants if (a) the Company deposits or causes to be deposited with the Trustee in trust an amount of cash or U.S. government obligations certified to be sufficient to pay and discharge when due the entire unpaid principal of and interest on all outstanding Debt Securities of any series (b) such deposit will not result in a breach of, or constitute a Default under, the Indenture, (c) no Default or Event of Default shall have occurred and be continuing on the date of deposit and no bankruptcy Event of Default or event which with the giving of notice or the lapse of time would become a bankruptcy Event of Default shall have occurred and be continuing on the 91st day after such date, (d) if the Company delivers to the Trustee an opinion of counsel to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of such option and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised and (e) certain other conditions are met. The obligations of the Company under the Indenture with respect to the Debt Securities of such series, other than with respect to the covenants and Events of Default referred to above, shall remain in full force and effect.

     Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of any series of Debt Securities: (i) rights of registration of transfer and exchange of Debt Securities of such series, (ii) rights of substitution of mutilated, defaced, destroyed, lost or stolen Debt Securities of such series, (iii) rights of holders of Debt Securities of such series to receive payments of principal thereof and premium, if any, and interest thereon when due and to receive mandatory sinking fund payments thereon when due, if any, (iv) the rights, obligations, duties and immunities of the Trustee, (v) rights of holders of Debt Securities of such series as beneficiaries with respect to property deposited with the Trustee and payable to all or any of them, and (vi) the obligations of the Company to maintain an office or agency in respect of the Debt Securities of such series.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Debt Securities in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Debt Security selected for redemption or any Debt Security for a period of 15 days before a selection of Debt Security to be redeemed.

     The registered holder of a Debt Security may be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the terms of the Indenture or the Debt Securities may be amended or supplemented by the Company and the Trustee with the written consent of the holders of at least a majority in principal amount of such then outstanding Debt Securities of each series affected by the amendment with each series voting as a separate class and any existing Default may be waived with the consent of the holders of at least a majority in principal amount of the then outstanding Debt Securities of such series. Without the consent of any holder of the Debt Securities, the Company and the Trustee may amend the terms of the Indenture or the Debt Securities to cure any ambiguity, defect or inconsistency, to provide for the assumption of the Company's obligations to holders of the Debt Securities by a successor corporation, to provide for uncertificated Debt Securities in addition to certificated Debt Securities, to make any change that does not adversely affect the rights of any holder of the Debt Securities in any material respect, to add to the covenants of the Company or take any other action for the benefit of the holders of the Debt Securities or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA. Without the consent of each holder of Debt Securities affected, the Company may not reduce the principal amount of Debt Securities the holders of which must consent to an amendment, supplement or waiver of any provision of the Indenture; reduce the rate or extend the time for payment of interest on any Debt Security; reduce the principal of or change the fixed maturity of any Debt Securities; change the date on which any Debt Security may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; make any Debt Security payable in currency other than that stated in the Debt Security; modify or change any provision of the Indenture affecting the subordination or ranking of any Debt Security in a manner which adversely affects the holder thereof; impair the right of any holder to institute suit for the enforcement of any payment in or with respect to any such Debt Security; or make any change in the foregoing amendment provisions which require each holder's consent.

     The consent of the holders of Debt Securities is not necessary to approve the particular form of any proposed amendment to any Indenture. It is sufficient if any consent approves the substance of the proposed amendment.

REPLACEMENT SECURITIES

     Any mutilated certificate representing a Debt Security or a certificate representing a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the holder thereof upon surrender of such certificate to the Trustee. Certificates representing Debt Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the holder upon delivery to the Company and the Trustee of evidence of any destruction, loss or theft thereof satisfactory to the Company and the Trustee (provided that the Company or the Trustee has not been notified that such certificate or coupon has been acquired by a bona fide purchaser); in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new certificate representing the Debt Security in exchange for the certificate representing the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen certificate representing the Debt Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the holder of such Debt Security before a replacement certificate will be issued.

GOVERNING LAW

     The Indenture, the Debt Securities and any coupons are governed by, and will be construed in accordance with the internal laws of, the State of New York.

REGARDING THE TRUSTEES

     The Trustee with respect to any series of Debt Securities will be identified in the Prospectus Supplement relating to such Debt Securities. The Indenture and provisions of the TIA incorporated by reference therein contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The Trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with the Company and its affiliates; provided, however, that if it acquires any conflicting interest (as defined in the TIA), it must eliminate such conflict or resign.

     The holders of a majority in principal amount of the then outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The TIA and the Indenture provide that in case an Event of Default shall occur (and be continuing), the Trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities issued thereunder, unless they have offered to the Trustee indemnity satisfactory to it.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities to one or more underwriters for public offering and sale by them and may also sell the Debt Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Debt Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell or exchange Debt Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Company may also, from time to time, authorize dealers, acting as the Company's agents, to offer and sell Debt Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Debt Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Debt Securities for whom they may act as agent. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any such underwriter, dealer or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, an agent will be acting on a best efforts basis and a dealer will purchase Debt Securities as a principal, and may then resell such Debt Securities at varying prices to be determined by the dealer.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

     To facilitate an offering of a series of Debt Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Debt Securities. This may include over-allotments or short sales of the Debt Securities, which involves the sale by persons participating in the offering of more Debt Securities than have been sold to them by the Company. In such circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the Debt Securities by bidding for or purchasing Debt Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if Debt Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Debt Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

     Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform investment banking, financial advisory and other services for the Company and its subsidiaries and affiliates in the ordinary course of business, including refinancing of the Company's indebtedness.

                                 LEGAL MATTERS

     The validity of the Debt Securities offered hereby will be passed upon for the Company by Winston & Strawn, Chicago, Illinois. Certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable Prospectus Supplement.

                                    EXPERTS

     The audited financial statements and schedule of the Company as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, incorporated by reference into this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of said firm as experts in giving said reports.

     The audited historical consolidated financial statements of Masland Corporation as of June 30, 1995 and July 1, 1994 and for each of the three years in the period ended June 30, 1995 included on pages 2 through 22 of the Company's Form 8-K dated June 27, 1996, which is incorporated herein by reference, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

             ======================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          ---------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----

Available Information.................       2

Incorporation of Certain Documents by
  Reference...........................       2

The Company...........................       3

Cautionary Statements for Purposes of
  the "Safe Harbor" Provisions of the
  Private Securities Litigation Reform
  Act
  of 1995.............................       3

Use of Proceeds.......................       3

Ratio of Earnings to Fixed Charges....       3

General Description of Debt
  Securities..........................       4

Plan of Distribution..................      15

Legal Matters.........................      16

Experts...............................      16

             ======================================================
             ======================================================

                             ----------------------

                                   PROSPECTUS
                             ----------------------

                             LEAR CORPORATION LOGO
                                  $400,000,000
                             SENIOR DEBT SECURITIES
                      SENIOR SUBORDINATED DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                              , 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses, except the SEC filing fee, are estimated.

SEC filing fee..............................................    $118,000
Rating agency fees..........................................     150,000
Trustee fees and expenses (including counsel fees)..........      25,000
Blue Sky fees (including counsel fees)......................       5,000
Legal fees and expenses.....................................     100,000
Accounting fees and expenses................................     100,000
Printing and engraving......................................     125,000
Miscellaneous...............................................      27,000
                                                                --------
  Total.....................................................    $650,000
                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the "GCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

     Reference is also made to Section 102(b)(7) of the GCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The certificate of incorporation of the Registrant provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the GCL and the by-laws of the Registrant provide that the Registrant shall indemnify its directors and officers to the full extent permitted by Section 145 of the GCL.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     A list of exhibits is set forth on the Index to Exhibits.

ITEM 17. UNDERTAKINGS

     1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     2. The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and, the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, provided, that notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan on December 23, 1997.

                                          LEAR CORPORATION

                                          By:      /s/ KENNETH L. WAY

                                            ------------------------------------
                                                       Kenneth L. Way
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Each person whose signature appears below hereby severally constitutes and appoints Kenneth L. Way, James H. Vandenberghe and Donald J. Stebbins, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead in any and all capacities indicated below, the Registration Statement on Form S-3 filed herewith, and any and all pre-effective and post-effective amendments to said Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                NAME                                       TITLE                             DATE
                ----                                       -----                             ----

         /s/ KENNETH L. WAY              Chairman of the Board and Chief Executive     December 23, 1997
------------------------------------     Officer (Principal Executive Officer)
           Kenneth L. Way

       /s/ ROBERT E. ROSSITER            President and Chief Operating Officer --      December 23, 1997
------------------------------------     International Operations and Director
         Robert E. Rossiter

      /s/ JAMES H. VANDENBERGHE          President and Chief Operating Officer --      December 23, 1997
------------------------------------     North American Operations and Director
        James H. Vandenberghe

       /s/ DONALD J. STEBBINS            Senior Vice President and Chief Financial     December 23, 1997
------------------------------------     Officer (Principal Financial and Principal
         Donald J. Stebbins              Accounting Officer)

        /s/ LARRY W. MCCURDY             Director                                      December 23, 1997
------------------------------------
          Larry W. McCurdy

        /s/ GIAN ANDREA BOTTA            Director                                      December 23, 1997
------------------------------------
          Gian Andrea Botta

          /s/ IRMA B. ELDER              Director                                      December 23, 1997
------------------------------------
            Irma B. Elder

                NAME                                       TITLE                             DATE
                ----                                       -----                             ----
         /s/ ROY E. PARROTT              Director                                      December 23, 1997
------------------------------------
           Roy E. Parrott

        /s/ ROBERT W. SHOWER             Director                                      December 23, 1997
------------------------------------
          Robert W. Shower

        /s/ DAVID P. SPALDING            Director                                      December 23, 1997
------------------------------------
          David P. Spalding

         /s/ JAMES A. STERN              Director                                      December 23, 1997
------------------------------------
           James A. Stern

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                   EXHIBIT
-------                                  -------

  *1.1    --   Form of Underwriting Agreement.
   4.1    --   Form of Indenture relating to the Senior Debt Securities.
   4.2    --   Form of Indenture relating to the Subordinated Debt
               Securities.
   5.1    --   Opinion of Winston & Strawn, special counsel to Lear.
  12.1    --   Computation of ratio of earnings to fixed charges.
  23.1    --   Consent of Arthur Andersen LLP.
  23.2    --   Consent of Price Waterhouse LLP, with respect to the Masland
               Financial Statements.
  23.3    --   Consent of Winston & Strawn (included in Exhibit 5.1).
  24.1    --   Powers of Attorney (included on the signature pages hereto).
 *25.1    --   Statement of Eligibility of Trustee

-------------------------
* To be filed by a report on Form 8-K or another report under the Exchange Act.